Exhibit 10.22

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Selina Hospitality PLC, with company number 13931732 and whose registered address is at 6th Floor, 2 London Wall Place, Barbican, London, EC2Y 5AU (the “Company”) and Rafael Museri (the “Executive”), effective as of the Effective Date (defined below).

WHEREAS, the Company is a party to a Business Combination Agreement with BOA Acquisition Corp., dated December 2, 2021, and upon the completion of the transactions set forth therein, the Company will become publicly listed on the Nasdaq Stock Market (the “Transaction”); and

WHEREAS, the Company desires to continue to employ the Executive as its Chief Executive Officer, and the Executive desires to continue to serve in such capacity on behalf of the Company.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:

1. Employment.

(a) Term. The term of this Agreement shall begin on the closing date of the Transaction (the “Effective Date”) and shall continue until this Agreement is terminated, such period is referred to herein as the “Term.” The Executive’s start date for continuity of employment purposes is on or before 1 November 2019. No probationary period applies to the Executive’s employment. The Executive’s continued employment with the Company is conditional on him ensuring that he continues to have the right to work and carry out the proposed employment legally in the UK, as applicable, and in Israel. If at any time during the Executive’s continued employment he is unable to comply with a request from the Company to evidence his right to work in the UK and/or in Israel, the Company reserves the right to terminate the Executive’s employment immediately, without notice.

(b) Job Title and Duties.

(i) During the Term, the Executive shall serve as the Chief Executive Officer of the Company, with duties, responsibilities, and authority commensurate therewith, and shall report to the Board of Directors of the Company (the “Board”). The Executive shall perform all duties and accept all responsibilities incident to such position as reasonably may be assigned to the Executive by the Board from time to time.

(ii) The Executive represents to the Company that the Executive is not subject to or a party to any employment agreement, non-competition covenant, or other agreement that would be breached by, or prohibit the Executive from, executing this Agreement and performing fully the Executive’s duties and responsibilities hereunder.

(c) Best Efforts. During the Term, the Executive shall devote his best efforts and full time and attention to promote the business and affairs of the Company and its affiliated entities, and may be engaged in other business activities only to the extent the Executive has received the prior written consent of the Board and such activities do not materially interfere or conflict with the Executive’s obligations to the Company hereunder, including, without limitation, obligations pursuant to Section 18 below. The foregoing shall not be construed as preventing the Executive from (i) serving on civic, educational, philanthropic or charitable boards or committees and (ii) managing personal investments, so long as such activities are permitted under the Company’s code of conduct and employment policies and do not violate the provisions of Section 18 below.

(d) Principal Place of Employment. The Executive understands and agrees that his principal place of employment will be in the Company’s offices located in Tel Aviv, Israel or London, England, and that the Executive will be required to travel for business in the course of performing his duties for the Company. The Executive may therefore be required to work outside of England for a period of more than one month. The Executive will be expected to split his time between the Company’s offices located in Tel Aviv, Israel and in London, England. The Executive shall continue to be paid his usual Base Salary (as defined below) in US dollars even when working outside the United Kingdom. The Executive shall not be entitled to any benefits in connection with working outside of the United Kingdom except as provided for in Section 5.

(e) Hours of Work. The nature of the Executive’s employment including his seniority and the scope of his responsibilities is such that his working time can be determined by him in a manner consistent with his employment under this Agreement. Accordingly, the Executive has no normal working hours or days, but is required to work for such hours and days (without additional remuneration) as are necessary for the proper performance of his duties. This has already been taken into account in determining the Executive’s Base Salary and he will not be entitled to extra pay if he works additional hours. The Company may set Executive’s core working hours from time to time on reasonable notice. For the purposes of the Working Time Regulations 1998, the Executive agrees that the 48-hour weekly working time limit shall not apply to his employment. The Executive may withdraw his agreement to this exclusion by giving the Company three months’ notice.

(f) Training. No training will be provided to the Executive during his employment with the Company.

2. Compensation.

(a) Base Salary. During the Term, the Company shall pay the Executive a base salary (“Base Salary”), at the annualized rate of $550,000, which shall be paid in installments in accordance with the Company’s normal payroll practices. The Executive’s Base Salary shall be reviewed annually, pursuant to the normal performance review policies for senior-level executives, and may be adjusted from time to time as the Compensation Committee of the Board (the “Compensation Committee”) deems appropriate. For the purpose of Part II of the Employment Rights Act 1996, the Executive authorizes the Company to deduct from his remuneration any sums due from him to the Company including, without limitation, any over payments, loans or advances made to him by the Company, the cost of repairing any damage or loss to the Company’s property caused by him, any losses suffered by the Company as a result of any negligence or breach of duty by him or fines incurred by him

(b) Annual Bonus. The Executive shall be eligible to be awarded an annual discretionary bonus for each fiscal year during the Term, based on the establishment and attainment of individual and corporate performance goals and targets established by the Compensation Committee (“Annual Bonus”) in its sole discretion from time to time. Any Annual Bonus payment shall be purely discretionary and shall not form part of the Executive’s contractual remuneration under this Agreement. The target amount of the Executive’s Annual Bonus for any fiscal year during the Term is 100% of the Executive’s annual Base Salary, and the maximum Annual Bonus payable for any fiscal year during the Term is 150% of the Executive’s annual Base Salary. If the Compensation Committee deems that any Annual Bonus is payable, the actual amount of any Annual Bonus shall be determined by the Compensation Committee, based on the actual corporate and individual performance, as well as market conditions. Any Annual Bonus awarded shall be paid after the end of the fiscal year to which it relates, at the same time and under the same terms and conditions as the annual bonuses for other executives of the Company; provided that the Executive must be actively employed and in good standing on the date that the Executive’s Annual Bonus is paid. The Annual Bonus shall be subject to the terms of the annual bonus plan that is applicable to other executives of the Company as may be amended from time to time in the Compensation Committee’s sole discretion. At the Compensation Committee’s discretion, a portion of the Annual Bonus may be deferred and paid in cash or in shares over a period of several years. If the Company makes an Annual Bonus payment to the Executive in respect of a certain fiscal year, it shall not be obliged to make subsequent Annual Bonus payments in respect of any subsequent fiscal year. Any Annual Bonus payment shall not be pensionable. For purposes of this Agreement, “good standing” means that the Executive must (i) not have received a disciplinary warning that is still live on the Executive’s personnel file or be under suspension or investigation in relation to any potential disciplinary matter as at the date when the Annual Bonus is in all other respects scheduled to be paid to the Executive; or (b) be subject to a performance improvement plan as at the date when the Annual Bonus is in all other respects scheduled to be paid to the Executive; and “actively employed” means that the Executive must: (x) have been continuously employed by the Company until the date when the Annual Bonus is in all other respects scheduled to be paid to the Executive; and (y) not have given or received written notice that the Executive’s employment is to be terminated (whether or not the Executive is on garden leave) at the date when the Annual Bonus is in all other respects scheduled to be paid to the Executive.

(c) Equity Awards. The Executive will be eligible to receive annual equity awards under the Company’s equity compensation plan, as it may be in effect from time to time, or any successor plan (the “Equity Plan”). It is currently anticipated that the Executive’s initial annual equity awards will be in the form of time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”), with the RSUs vesting ratably over a period of three years and the PSUs vesting after a period of three years, based on the Company’s achievement of specified performance metrics over such three-year period. Any equity awards to be granted under the Equity Plan are discretionary, may vary from time to time and will be subject in all events to the approval of the Compensation Committee and the terms of the Equity Plan and the applicable award agreements.

3. Other Benefits (Retirement and Welfare Benefits).

(a) General. During the Term, the Executive shall be eligible to participate in the Company’s health, life insurance, long-term disability, retirement and welfare benefit plans, and programs available to senior executives of the Company, pursuant to their respective terms and conditions. Nothing in this Agreement shall preclude the Company or any Affiliate (as defined below) of the Company from terminating or amending any employee benefit plan or program from time to time after the Effective Date. Further details of these other benefits are available from the Company.

(b) Pension. The Executive will be automatically enrolled into a qualifying pension scheme for the purposes of the Pensions Act 2008 (“Pension Plan”), so that the Company can comply with its statutory obligations, subject to the Executive’s right to opt out of participating in such Pension Plan. Further details regarding the Pension Plan will be provided to the Executive upon commencement of the Appointment.

4. Paid Time Off.

(a) Holidays. During the Term, the Executive shall be entitled to 34 days of holiday (including UK or Israeli public and bank holidays) each year in accordance with the Company’s holiday policy. The Executive’s holiday entitlement shall be taken at times to be agreed with the Company or such person as is notified to him from time to time. If the Executive leaves his employment with the Company with an outstanding holiday entitlement, he will, in addition to any other sums to which he may be entitled, be paid a sum representing Base Salary for the number of days’ holiday entitlement outstanding. If the Executive leaves his employment with the Company having taken more than the accumulated holiday entitlement for the current year, then a sum equivalent to wages for the additional holiday taken will be deducted from any final payment to him and the balance will be paid to him. A day’s holiday pay for the purposes of this Section 4 will be 1/260 of the Executive’s annual Base Salary. The Executive will not be permitted to carry over unused holiday entitlement into a following year except with the express written consent of the Company.

(b) Other Paid Leave. The Executive may be eligible to take the following types of paid leave, subject to any statutory eligibility requirements or conditions and the Company’s rules applicable to each type of leave in force from time to time: (i) statutory maternity leave; (ii) statutory paternity leave; (iii) statutory adoption leave; (iv) shared parental leave; (v) parental bereavement leave; and (f) such other type of paid leave as have been notified to him from time to time.

5. Business Expenses. The Company shall reimburse the Executive for all necessary and reasonable travel (which does not include commuting) and other business expenses incurred by the Executive in the performance of his duties hereunder in accordance with such policies and procedures as the Company may adopt generally from time to time for executives. Such reimbursement shall include flying business class when travelling in connection with your duties to the Company.

6. Incapacity. In the event of absence for whatever reason, the Executive should contact a suitable person at the Company as may be notified to him from time to time as soon as possible to inform him of the reason for his absence. If the absence is due to sickness, an absence record form should be completed within seven days from the commencement of the period of absence. The form will be supplied to the Executive. A medical certificate signed by the Executive’s doctor as to the reason for the absence must be handed or sent to the Chair of the Board or such other person as may be notified to the Executive from time to time if he is absent for any period of seven consecutive days or more. A new medical certificate should be sent thereafter covering all periods of absence. The Executive will be paid any entitlement to statutory sick pay.

7. Grievance and Disciplinary Procedures. The Executive is subject to the Company’s grievance procedure. The procedure is not contractual. If the Executive wants to raise a grievance, he may apply in writing to the Chair of the Board or any other person as may be notified to him from time to time, as appropriate, in accordance with the Company’s grievance procedure. A copy of the Company’s grievance procedure will be made available to the Executive. The Executive is subject to the Company’s disciplinary rules and procedure. The disciplinary rules form part of his contract but the disciplinary procedure is not contractual. If the Executive is dissatisfied with any disciplinary decision relating to him, he should apply in writing to Chair of the Board or any other person as may be notified to him from time to time in accordance with the Company’s disciplinary procedure. A copy of the Company’s disciplinary rules and procedure will be made available to the Executive. The Company may suspend the Executive from any or all of his duties for no longer than is necessary to investigate any disciplinary matter involving him or so long as is otherwise reasonable while any disciplinary procedure against him is outstanding. During any period of suspension: (a) the Executive shall continue to receive his Base Salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement; (b) the Executive shall remain the Company’s employee and bound by the terms of this Agreement; (c) the Executive shall ensure that the Company knows where he will be and how he can be contacted during each working day (except during any periods taken as holiday in the usual way); (d) the Company may exclude the Executive from his place of work or any of the Company’s other premises; and (e) the Company may require the Executive not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company’s.

8. Payment in Lieu of Notice. Notwithstanding Section 9, the Company may, in its sole and absolute discretion, terminate the Executive’s employment at any time and with immediate effect by notifying the Executive that it is exercising its right under this Section 8 and that it will make on or around 28 days following such notice a payment in lieu of notice (“Payment in Lieu”) to him. This Payment in Lieu will be equal to the Base Salary (as at the date of termination) which the Executive would have been entitled to receive under this Agreement during the notice period referred to at Section 9 (or, if notice has already been given, during the remainder of the notice period). The Payment in Lieu shall not include any element in relation to (i) any bonus or commission payments that might otherwise have been due during the period for which the Payment in Lieu is made; (ii) any payment in respect of benefits which the Executive would have been entitled to receive during the period for which the Payment in Lieu is made; and (iii) any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made. The Company may pay any sums due under this Section 8 in equal monthly instalments until the date on which the notice period referred to in Section 9 would have expired if notice had been given. The instalment payments shall be reduced by the amount of any income to be paid to the Executive by the Company or an Affiliate of the Company (e.g., for a continuing directorship). The Executive shall have no right to receive a Payment in Lieu unless the Company has exercised its discretion in this Section 8. Nothing in this Section 8 shall prevent the Company from terminating the Executive’s employment in breach.

9. Termination Without Cause; Resignation for Good Reason. The Company may terminate the Executive’s employment at any time without Cause upon 90 days’ advance written notice unless the Executive is entitled to a greater statutory minimum notice period under any applicable legislation and if this applies, such statutory minimum notice shall apply. The Executive may initiate a termination of employment by resigning for Good Reason as described below. Upon termination by the Company without Cause or resignation by the Executive for Good Reason before or after the Change of Control Protection Period (as defined below), if the Executive executes and does not revoke a written Release (as defined below), the Executive shall be entitled to receive, in lieu of any payments under any severance plan or program for employees or executives, the following:

(a) The Company will pay the Executive an aggregate amount equal to 1.5 times the Executive’s annual Base Salary at the rate in effect at the time of termination or such higher rate in effect before the reduction if the termination is on account of Section 16(b)(iii). Payment shall be made over the 18-month period following the termination date in installments in accordance with the Company’s normal payroll practices. Payment will begin within 60 days following the termination date, and any installments not paid between the termination date and the date of the first payment will be paid with the first payment.

(b) The Company shall pay any other amounts earned, accrued, and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company (“Accrued Obligations”), regardless of whether the Executive executes or revokes the Release.

10. Change of Control Termination. Notwithstanding the foregoing, upon termination by the Company without Cause or resignation by the Executive for Good Reason, in each case within 120 days prior to or on or within 18 months following a Change of Control (as defined in the Equity Plan) (the “Change of Control Protection Period”), and provided that the Executive executes and does not revoke a written Release, then the Executive shall be entitled to receive, in lieu of any payments under Section 9 of this Agreement or any severance plan or program for employees or executives, the following:

(a) The Company will pay the Executive an aggregate amount equal to the sum of (x) 1. 5 times the Executive’s annual Base Salary at the rate in effect at the time of termination or such higher rate in effect before the reduction if the termination is on account of Section 16(b)(iii), plus (y) the Executive’s target Annual Bonus for the year of termination. If termination occurs during the Change of Control Protection Period and prior to the Change of Control, payment shall commence to be made in instalments in accordance with the payment schedule set forth in Section 9(a) above and any remaining payments under this Section 10(a) shall be made in a lump sum within 60 days following the Change of Control. If termination occurs during the Change of Control Protection Period and on or after to the Change of Control, payment shall be made in a lump sum within 60 days following termination.

(b) The Company shall pay any Accrued Obligations, regardless of whether the Executive executes or revokes the Release.

11. Section 280G. In the event of a change in ownership or control under Section 280G of the U.S. Internal Revenue Code of 1986, as amended (“Code”), if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (described below) determines that the reduction will provide the Executive with a greater net after-tax benefit than would no reduction. No reduction shall be made unless the reduction would provide Executive with a greater net after-tax benefit. The determinations under this Section shall be made as follows:

(a) The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with Section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(b) Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Executive. Where more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis. Only amounts payable under this Agreement shall be reduced pursuant to this Section.

(c) All determinations to be made under this Section 11 shall be made by an independent certified public accounting firm selected by the Company and agreed to by the Executive immediately prior to the change-in-ownership or -control transaction (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and the Executive within 10 days of the transaction. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company.

12. Cause. The Company may immediately terminate the Executive’s employment at any time for Cause upon written notice to the Executive, in which event all payments under this Agreement shall cease, except for any Accrued Obligations.

13. Voluntary Resignation Without Good Reason. The Executive may voluntarily terminate employment without Good Reason upon 90 days’ prior written notice to the Company. In such event, after the effective date of such termination, no payments shall be due under this Agreement, except that the Executive shall be entitled to any Accrued Obligations.

14. Incapability. If the Executive is Incapable, in accordance with applicable law, the Company may terminate the Executive’s employment. If the Executive’s employment terminates in accordance with this Section 14, the Executive shall be entitled to receive any Accrued Obligations. For the purposes of this Agreement, the term “Incapable” shall mean the Executive is unable by reason of sickness, injury or other medical disorder or condition to carry out his duties under this Agreement for an aggregate period of 13 weeks in any 26-week period.

15. Death. If the Executive dies during the Term, the Executive’s employment shall terminate on the date of death and the Company shall pay any Accrued Obligations to the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable. Otherwise, the Company shall have no further liability or obligation under this Agreement to the Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through the Executive.

16. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Cause” shall mean a determination by the Board that the Executive (i) has committed a serious breach or (after warning) repeats or continues any material breach of his obligations under this Agreement or any confidentiality, non-solicitation, non-competition or inventions assignment agreement or obligations with the Company; (ii) committed an act of dishonesty, fraud, embezzlement or theft; (iii) engaged in conduct that causes, or is likely to cause, material damage to the property or reputation of the Company; (iv) failed to perform satisfactorily the material duties of the Executive’s position (other than by reason that he is Incapable) after receipt of a written warning from the Board; (v) committed any criminal offence (excluding an offence under road traffic legislation in the United Kingdom or elsewhere in respect of which a custodial sentence is not imposed on him) or any crime of moral turpitude; (vi) materially failed to comply with the Company’s code of conduct or employment policies; (vii) commits an act of gross misconduct; (viii) is disqualified from being a director by reason of any order made under the Company Directors Disqualification Act 1986 or any other legislative enactment or court order; or (ix) the Executive is declared bankrupt, compounds with his creditors or enters into a voluntary arrangement with his creditors or have had an interim order made against him under the Insolvency Act 1986 (or any other applicable legislation around the world).

(b) “Good Reason” shall mean the occurrence of one or more of the following without the Executive’s consent, other than due to the Executive being Incapable:

(i) A material diminution by the Company of the Executive’s authority, duties or responsibilities;

(ii) A material and permanent change in the geographic location at which the Executive must perform services under this Agreement (which, for purposes of this Agreement, means relocation of the offices of the Company at which the Executive is principally employed to a location that increases the Executive’s commute to work by more than 50 miles);

(iii) A material diminution in the Executive’s Base Salary, other than a general reduction in Base Salary that affects all similarly-situated executives in substantially the same proportions;

(iv) Any action or inaction that constitutes a material breach by the Company of this Agreement; or

(v) The Company terminates this Agreement for any reason other than Cause or because the Executive is Incapable and does not offer the Executive continued employment on substantially similar terms as set forth in this Agreement.

The Executive must provide written notice of termination for Good Reason to the Company within 30 days after the event constituting Good Reason. The Company shall have a period of 30 days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in the Executive’s notice of termination. If the Company does not correct the act or failure to act, the Executive’s employment will terminate for Good Reason on the first business day following the Company’s 30-day cure period. If the Executive does not provide written notice of termination for Good Reason to the Company within 30 days after an event constituting Good Reason, then the Executive will be deemed to have waived the Executive’s right to terminate for Good Reason with respect to such event.

(c) “Release” shall mean a separation agreement and general release of any and all statutory and contractual claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment by the Company, and the termination thereof. The Release will be in a standard form that complies with all UK statutory rules relevant to separation agreements, but otherwise is determined by and acceptable to the Company and shall include the Restrictive Covenants set forth in Section 18. The Executive agrees that he will obtain independent legal advice on the Release and in particular on its effect on his ability to pursue the statutory rights in question. The Company will make a contribution to the legal fees of the Executive in obtaining such advice up to a maximum of U.S. $5,000 (or its equivalent).

17. Garden Leave. If either party gives notice to terminate this Agreement (including where the Executive purports to terminate without service of the period of notice required by Section 13), the Executive agrees:

(a) that for the periods of notice in Sections 9 and 13 or any part thereof the Company may in its absolute discretion:

(i) require the Executive to perform only such duties as it may allocate to him or not to perform any of his duties;

(ii) require the Executive not to have any contact with customers or clients or suppliers of the Company nor any contact (other than purely social contact) with such employees of the Company as the Company shall determine;

(iii) require the Executive not to attend any premises of the Company;

(iv) require the Executive forthwith to resign as a director of the Company (without providing any reason for doing so);

(v) require the Executive to take any accrued holiday due to him; and

(vi) appoint another person to perform the Executive’s responsibilities jointly with him or in his place;

(b) that such action on the part of the Company shall not constitute a breach of this Agreement nor shall the Executive have any claim against the Company in respect of any such action; and

(c) that the Executive’s obligations to act in good faith and in the best interests of the Company and its Affiliates shall remain in full force and effect,

provided always that throughout such period the Company shall continue to provide the Executive’s Base Salary and contractual benefits in the usual way and subject to the terms of any benefit arrangement.

18. Restrictive Covenants.

(a) Non-Competition.

(i) The Executive agrees that during the Executive’s employment with the Company and its Affiliates and the one-year period following the date on which the Executive’s employment terminates for any reason (the “Restriction Period”), the Executive will not, without the Board’s express written consent, engage (directly or indirectly) in any Competitive Business. The term “Competitive Business” means any activities or services conducted by any third party with respect to the provision of hotel and/or hostel accommodation that are similar to the activities or services the Executive has performed (or gained Proprietary Information about (as defined below)) at any time during the last two years of the Executive’s employment with the Company.

(ii) The Executive agrees that the Base Salary provided for in Section 2(a), the Annual Bonus percentage opportunity provided for in Section 2(b), the separation benefits provided for in Section 9 and the Change of Control Termination benefits provided for in Section 10, are fair and reasonable consideration for the Executive’s compliance with this Section 18(a). The Executive understands and agrees that, given the nature of the business of the Company and its Affiliates and the Executive’s position with the Company, the foregoing geographic scope is reasonable and appropriate and that more limited geographical limitations on this non-competition covenant are therefore not appropriate. For the purposes of this Agreement, the term “Affiliate” means any subsidiary of the Company or other entity under common control with the Company.

(b) Non-Solicitation of Company Personnel. The Executive agrees that during the Restriction Period, the Executive will not, either directly or through others, hire or attempt to hire any Key Employee (as defined below), or solicit or attempt to solicit any Key Employee to change or terminate his or her relationship with the Company or an Affiliate or otherwise to become an employee, consultant or independent contractor to, for or of any other person or business entity, unless more than six months shall have elapsed between the last day of such Key Employee’s employment or service with the Company or Affiliate and the first day of such solicitation or hiring or attempt to solicit or hire. For purposes of this Agreement, “Key Employee” means a person who is employed or engaged by the Company or its Affiliates in a senior capacity and/or a sales or technical role, and with whom the Executive has significant or regular contact at any time during the 12 months prior to the termination of the Executive’s employment.

(c) Non-Solicitation of Business Partners. The Executive agrees that during the Restriction Period, the Executive will not, either directly or through others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate for the benefit of a Competitive Business, any (i) Business Partner or (ii) prospective Business Partner of the Company or an Affiliate who is or was identified through leads developed during the course of the Executive’s employment or service with the Company, in each case, with whom the Executive was involved as part of the Executive’s job responsibilities during the Executive’s employment or service with the Company, or regarding whom the Executive learned Proprietary Information (as defined below) during the Executive’s employment or service with the Company. For purposes of this Agreement, “Business Partner” means any corporate customer, local development partner, joint venture partner or lender of the Company or an Affiliate of the Company.

(d) Severability. The Executive further agrees that if any of the restrictions in Sections 18(a)(i), (a)(ii), (b) and (c) above is held to be void or ineffective for any reason but would be held to be valid and effective if part of its wording were deleted, that restriction shall apply with such deletions as may be necessary to make it valid and effective. The restrictions contained in Sections 18(a)(i), (a)(ii), (b) and (c) shall be construed as separate and individual restrictions and shall each be capable of being severed without prejudice to the other restrictions or to the remaining provisions.

(e) Proprietary Information. At all times, the Executive will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Proprietary Information (defined below) of the Company or an Affiliate, except as such disclosure, use or publication may be required in connection with the Executive’s work for the Company or as described in Section 18(f) below, or unless the Company expressly authorizes such disclosure in writing. “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company and its Affiliates and shareholders, including but not limited to information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship. Proprietary Information does not include information which (i) was disclosed in response to a valid order by a court or other governmental body, where the Executive provided the Company with prior written notice of such disclosure, (ii) was or becomes generally available to the public other than as a result of disclosure by the Executive or any of the Executive’s agents, advisors or representatives, (iii) was within the Executive’s possession prior to its being furnished to the Executive by or on behalf of the Company, provided that the source of the information was not bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to the Executive by a contractual, legal or fiduciary obligation, or (iv) was or becomes available to the Executive on a non-confidential basis from a source other than the Company or its representatives, provided that such source is not bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to the Executive by a contractual, legal or fiduciary obligation.

(f) Permitted Disclosures. Nothing in this Agreement shall prohibit or restrict the Executive from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, or from making other disclosures that are protected under the whistleblower provisions of section 43A of the Employment Rights Act 1996 or any other national, state or local regulatory authority. The Executive does not need the prior authorization of the Company to engage in conduct protected by this subsection, and the Executive does not need to notify the Company that the Executive has engaged in such conduct. Please take notice that U.S. federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

(g) Intellectual Property. The Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, reports, and all similar or related information which relates to the Company’s or its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive while employed by the Company (“Work Product”) belong to the Company. In consideration of the Company entering into this Agreement, the Executive hereby assigns the Work Product with full title guarantee to the Company absolutely for so long as such rights subsist (including all renewals, reversions, extensions and revivals of such rights). The Executive hereby irrevocably and unconditionally waives all moral rights to which he may now or at any time in the future be entitled under the Copyright Designs and Patents Act 1988 (and under any similar laws in force from time to time throughout the world) in respect of the material created by him in the course of his employment with the Company. The Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm such ownership (including, without limitation, executing assignments, consents, powers of attorney and other instruments). If requested by the Company, the Executive agrees to execute any inventions assignment and confidentiality agreement that is required to be signed by Company employees generally. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or intellectual property rights so as to be less in any respect than that the Company would have had in the absence of this Agreement. The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or intellectual property rights or any Proprietary Information, materials, software, or other tools made available to the Executive by the Company.

(h) Return of Company Property. Upon termination of the Executive’s employment with the Company for any reason, and at any earlier time the Company requests, the Executive will (i) deliver to the person designated by the Company all originals and copies of all documents and property of the Company or an Affiliate that is in the Executive’s possession or under the Executive’s control or to which the Executive may have access, (ii) deliver to the person designated by the Company all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, tablets, equipment, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, disks, thumb drives or other removable information storage devices, hard drives, and data, and (iii) to the extent that the Executive made use of the Executive’s personal electronics (e.g., laptop, iPad, telephone, thumb drives, etc.) during employment with the Company, permit the Company to delete all Company property and information from such personal devices. The Executive will not reproduce or appropriate for the Executive’s own use, or for the use of others, any property, Proprietary Information or Work Product.

(i) Future Cooperation. The Executive agrees that, following the termination of his employment, he will cooperate fully with the Company, upon request, in relation to (i) transitioning the Executive’s job duties to his successor and any other operational issues that may arise in connection with his separation from employment; and (ii) the Company’s defense, prosecution or other involvement in any continuing or future claims, lawsuits, charges, arbitrations, or internal or external investigations (or audits or reviews of any type) arising out of events or matters that occurred during the Executive’s employment by the Company or to which he is otherwise a relevant witness.

19. Data Protection. The Company will collect and process information relating to the Executive in accordance with the privacy notice which will be made available to the Executive on the commencement of his employment. The Executive shall comply with any applicable data protection policy from time to time in force of the Company when handling personal data in the course of his employment including personal data relating to any employee, worker, contractor, customer, client, supplier or agent of the Company. The Executive also will comply with any IT and communications systems policy, social media policy, bring your own device to work (BYOD) policy, or similar policy that is notified to him in writing from time to time. Failure to comply with any applicable data protection policy or any of the policies listed in this Section 19 may be dealt with under the Company’s disciplinary procedure and, in serious cases, may be treated as gross misconduct leading to summary dismissal.

20. Legal and Equitable Remedies.

(a) Because the Executive’s services are personal and unique and the Executive has had and will continue to have access to and has become and will continue to become acquainted with the Proprietary Information of the Company and its Affiliates, and because any breach by the Executive of any of the restrictive covenants contained in Section 18 would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce Section 18 and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in Section 18. The Executive agrees that in any action in which the Company seeks injunction, specific performance or other equitable relief, the Executive will not assert or contend that any of the provisions of Section 18 are unreasonable or otherwise unenforceable.

(b) The Executive irrevocably and unconditionally (i) agrees that any legal proceeding arising out of this Agreement shall be brought solely in the courts or tribunals of England, (ii) consents to the exclusive jurisdiction of any such court or tribunal in any such proceeding, and (iii) waives any objection to the laying of venue of any such proceeding in any such court or tribunal. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

(c) Notwithstanding anything in this Agreement to the contrary, if the Executive breaches any of the Executive’s obligations under Section 18, the Company shall be obligated to provide only the Accrued Obligations, and all payments under Section 2, Section 9, or Section 10 hereof, as applicable, shall cease. In such event, and in addition to any legal and equitable remedies permitted by law, the Company may require that the Executive repay all amounts theretofore paid to him pursuant to Sections 9 and 10 hereof, other than Sections 9(b) and 10(b), and in such case, the Executive shall promptly repay such amounts on the terms determined by the Company.

21. Survival. The respective rights and obligations of the parties under this Agreement (including, but not limited to, under Sections 18 and 20) shall survive any termination of the Executive’s employment or termination or expiration of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

22. No Mitigation or Set-Off. In no event shall the Executive be obligated to seek other employment or, except as set forth in Section 8 herein, take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced regardless of whether the Executive obtains other employment. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

23. Legal Fees. The Company will reimburse the Executive for up to U.S. $5,000 (or its equivalent) of reasonable legal fees incurred in the review and negotiation of this Agreement.

24. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand-delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Selina Hospitality PLC

6th Floor

2 London Wall Place

Barbican, London

EC2Y 5AU

Attention: Company Secretary

If to the Executive, to the most recent address on file with the Company or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

25. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding and social security deductions, and the Company shall withhold from any payments under this Agreement all taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall indemnify the Company for itself in relation to any income tax and social security contributions not already deducted from the Executive’s remuneration (or any taxes replacing the same) for which the Company has an obligation at any time to account (whether during the Executive’s employment by the Company or after termination of his employment) in relation to the Executive.

26. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

27. Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors, and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company may assign its rights, together with its obligations hereunder, to any Affiliate or, in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, and such rights and obligations shall inure to, and be binding upon, any successor to the business or any successor to substantially all of the assets of the Company, whether by merger, purchase of stock or assets or otherwise, which successor shall expressly assume such obligations, and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Section 18, will continue to apply in favor of the successor.

28. Company Policies. This Agreement and the compensation payable hereunder shall be subject to any applicable clawback or recoupment policies, share holding, share trading policies, and other policies that may be implemented by the Board from time to time with respect to officers of the Company.

29. Insurance.

(a) The Company shall take reasonable steps required to purchase and maintain Directors’ and Officers’ Liability Insurance (“D&O Insurance”) to insure the Executive in respect of the Executive’s appointment as an officer and/or director of the Company and any Affiliate of the Company during the period of the Executive’s employment and for at least three years thereafter, unless the termination of Executive’s employment is for Cause, to the extent that such insurance can be obtained at such cost and on such terms as the Board may approve from time to time. The Company shall not be in breach of its obligations under this Section where its inability to purchase and maintain such D&O Insurance covering the Executive is attributable to a failure by the Executive to comply with his obligations to any insurer or any failure to meet or comply with a condition of the coverage is attributable to acts or omissions of the Executive.

(b) The Company shall ensure that, on request, the Executive is provided with a copy, or summary of the terms, of the Company’s current D&O Insurance policy, to the extent it relates to the Executive.

(c) The Executive agrees to notify the Company promptly upon becoming aware of any claim or potential claim asserted against him arising from his performance of his job duties.

30. Section 409A. If the Executive is a U.S. taxpayer, this Section 30 shall apply. This Agreement is intended to comply with Section 409A of the Code, and its corresponding regulations, or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable. Severance benefits under this Agreement are intended to be exempt from Section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, if required by Section 409A of the Code, if the Executive is considered a “specified employee” for purposes of Section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A of the Code, payment of such amounts shall be delayed as required by Section 409A of the Code, and the accumulated amounts shall be paid in a lump-sum payment within 10 days after the end of the six-month period or within 60 days following the Executive’s death, if earlier. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code, to the extent required by Section 409A of the Code. For purposes of Section 10, if the Change of Control does not qualify as a “change in control event” as defined under Section 409A of the Code, any payments that would have otherwise been paid in a lump sum shall be paid in instalments in accordance with the payment schedule set forth in Section 9(a). For purposes of Section 409A of the Code, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the fiscal year of a payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive’s designating the fiscal year of payment of any amounts of deferred compensation subject to Section 409A of the Code, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

31. Entire Agreement; Amendment. This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning the Executive’s employment by the Company. This Agreement may be changed only by a written document signed by the Executive and the Company.

32. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement, which can be given effect without the invalid or unenforceable provision or application, and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

33. Collective Agreements. There are no collective agreements relevant to the Executive’s employment with the Company.

34. Governing Law; Forum. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of England without regard to rules governing conflicts of law. Any lawsuit arising under this Agreement or otherwise from the Executive’s employment with the Company shall be brought solely in a state or federal court located in England.

35. Acknowledgements. The Executive acknowledges (a) that the Company hereby advises him to consult with legal counsel prior to signing this Agreement, (b) that he has had a full and adequate opportunity to read and understand the terms and conditions contained in this Agreement, and (c) that the post-employment non-competition and non-solicitation provisions are supported by fair and reasonable consideration.

36. Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELINA HOSPITALITY PLC

/s/ Yoav Gery
Name: Yoav Gery
Title: Director
Date:

EXECUTIVE

/s/ Rafael Museri
Name: Rafael Museri
Date:

18